                    IDS LIFE INSURANCE COMPANY
[AMERICAN           OF NEW YORK
 EXPRESS logo]      20 Madison Ave. Ext.
                    P.O. Box 5144

  IDS LIFE OF
  NEW YORK

DEFERRED ANNUITY CONTRACT

-     FLEXIBLE PURCHASE PAYMENTS.

-     OPTIONAL FIXED DOLLAR OR VARIABLE ACCUMULATION VALUES AND ANNUITY
      PAYMENTS.

-     ANNUITY PAYMENTS TO BEGIN ON THE SETTLEMENT DATE.

-     THIS CONTRACT IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

- DEATH BENEFITS PROVIDED HEREIN WILL BE REDUCED BY ANY UNAMORTIZED PURCHASE PAYMENT CREDITS APPLIED WITHIN 12 MONTHS OF DEATH.

Annuitant:        John Doe                      Contract Date:    May 15, 2004

Contract Number:  XXXX-XXXXXXXXX                Settlement Date:  May 15, 2054

This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company of New York, a Stock Company. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the settlement date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by IDS Life Insurance Company of New York in Albany, New York, as of the contract date shown above.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE THE FIXED AND VARIABLE ACCOUNTS SECTION FOR VARIABLE PROVISIONS. THE MORTALITY AND EXPENSE RISK CHARGE, CONTRACT ADMINISTRATIVE CHARGE AND CHARGES FOR ANY OPTIONAL RIDERS ARE SHOWN UNDER CONTRACT DATA.

In order for the dollar amount of variable annuity payments not to decrease, the assets of the variable acconts must have an annual net rate of investment return of 5%. This is equal to the gross investment return minus the mortality and expense risk charge shown under Contract Data.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS

If for any reason you are not satisfied with this contract, return it to us or our representative within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of:
(1) the contract value less the value of any purchase payment credit; and (2) any fees paid or any premium tax charges paid. This contract will then be considered void from its start.


/s/ Timothy V Bechtold

PRESIDENT


/s/ [ILLEGIBLE]

SECRETARY


31053A                                                                 (09/2003)

                          GUIDE TO CONTRACT PROVISIONS

CONTRACT DATA..................................Pages 2A-2C

     Important contract specifications, fund allocations, fees and charges, surrender charge schedule

DEFINITIONS......................................Pages 3-4

GENERAL PROVISIONS..................................Page 5
     Entire Contract
     Modification of the Contract
     Incontestable
     Benefits Based on Incorrect Data
     State Laws
     Federal Laws
     Reports to Owner
     Evidence of Survival
     Protection of Proceeds
     Payments by Us
     Voting Rights

OWNERSHIP, ANNUITANT
AND BENEFICIARY.....................................Page 6
     Owner's Rights
     Change of Ownership
     Naming a Beneficiary
     Change of Beneficiary
     Beneficiary's Rights
     Change of Annuitant or successor annuitant
     Assignment

PAYMENTS TO BENEFICIARY.............................Page 7
     Death Benefit Before the Settlement Date
     Pre-election of an Annuity Payment Plan
     Spouse Option to Continue Contract
     Death Benefits After Settlement

PURCHASE PAYMENTS...................................Page 8
     Purchase Payments
     Amounts and Intervals
     Payment Limits
     Allocation of Purchase Payments
     Purchase Payment Credits

CONTRACT VALUE..................................Pages 9-10
     Variable Account Contract Value
     Fixed Account Contract Value
     Interest to be Credited
     Contract Administrative Charge
     Premium Tax Charges
     Transfers of Contract Values
     Dollar Cost Averaging

FIXED AND VARIABLE ACCOUNTS....................Pages 11-12
     The Fixed Account
     The Variable Account
     Investments of the Variable Account
     Valuation of Assets
     Variable Account Accumulation Units and Values
     Net Investment Factor
     Mortality and Expense Risk Charge
     Annuity Unit Value

SURRENDER PROVISIONS...........................Pages 13-16
     Surrender of the contract for its surrender value
     Rules for Surrender
     Surrender Value
     Surrender Charge
     Surrender Order
     Waiver of Surrender Charges, Hospital or Nursing
          Home Waiver, Terminal Illness Waiver
     Suspension or Delay in Payment of Surrender

ANNUITY PROVISIONS.............................Pages 17-18
     When annuity payments begin
     Different ways to receive annuity payments
     Determination of payment amounts

TABLES OF SETTLEMENT RATES.....................Pages 19-20
     Tables showing amount of first variable annuity payment and the guaranteed fixed annuity payments for the various payment plans


31053A                                    Page 2                       (09/2003)

                                 CONTRACT DATA

Annuitant: John Doe                     Contract Date:   May 15, 2004

Contract Number: XXXX-XXXXXXXX          Settlement Date: May 15, 2054

Contract Owner:  John Doe               Age at Issue:    35

Deferred Annuity Contract:

      ("AMERICAN EXPRESS RETIREMENT ADVISOR ADVANTAGE PLUS(SM) VARIABLE
      ANNUITY")

Federal Tax Status: Non-qualified

Cash Submitted With Application:* $10,000.00

      *Exchanges and transfers from other accounts are not reflected and will be confirmed separately.

Intended Optional Purchase Payments:

         Annual Amount:  NA

Maximum Purchase Payments Permitted:

         1st contract year:              $1,000,000
         Each contract year thereafter:  $100,000

Special DCA Minimum Purchase Payment:    $10,000

Purchase Payment Credit: 1%

Upon issuance of this contract your purchase payments have been scheduled to be paid and applied to the fixed account and variable subaccounts as shown below. You may change the amount, frequency and allocations as provided in this contract. Refer to the Purchase Payments provision.

Variable                                                                                Purchase Payments
Subaccounts            Fund                                                             Allocation Percentage
-----------            ----                                                             ---------------------
CR                     AXP(R) VP - Capital Resource Fund                                        00.0%
CM                     AXP(R) VP - Cash Management Fund                                         00.0%
CB                     AXP(R) VP - Core Bond Fund                                               00.0%
BD                     AXP(R) VP - Diversified Bond Fund                                        00.0%
DE                     AXP(R) VP - Diversified Equity Income Fund                               00.0%
EM                     AXP(R) VP - Emerging Markets Fund                                        00.0%
ES                     AXP(R) VP - Equity Select Fund                                           00.0%
GB                     AXP(R) VP - Global Bond Fund                                             00.0%
GR                     AXP(R) VP - Growth Fund                                                  00.0%
EI                     AXP(R) VP - High Yield Bond Fund                                         00.0%
IE                     AXP(R) VP - International Fund                                           00.0%
MF                     AXP(R) VP - Managed Fund                                                 00.0%
ND                     AXP(R) VP - New Dimensions Fund(R)                                       40.0%
FI                     AXP(R) VP - Short Duration U.S. Government Fund                          20.0%
SC                     AXP(R) VP - Small Cap Advantage Fund                                     00.0%
IV                     AXP(R) VP - S&P 500 Index Fund                                           00.0%
ST                     AXP(R) VP - Stock Fund                                                   00.0%
SA                     AXP(R) VP - Strategy Aggressive Fund                                     00.0%
PS                     AXP(R) VP Partners - Select Value Fund                                   00.0%
SV                     AXP(R) VP Partners - Small Cap Value Fund                                00.0%
PV                     AXP(R) VP Partners - Value Fund                                          00.0%
AC                     AIM V.I. Capital Appreciation Fund, Series II                            00.0%
AD                     AIM V.I. Capital Development Fund, Series II                             00.0%
AL                     AllianceBernstein VP Growth & Income Portfolio (Class B)                 00.0%


31053A                                 Page 2A

Variable                                                                                   Purchase Payments
Subaccounts               Fund                                                             Allocation Percentage
-----------               ----                                                             ---------------------
AB                        AllianceBernstein VP Int'l Value Portfolio (Class B)                   00.0%
AI                        American Century(R) VP International, Class II                         00.0%
AV                        American Century(R) VP Value, Class II                                 00.0%
SR                        Calvert Variable Series, Inc. Social Balanced Portfolio                00.0%
HY                        Columbia High Yield Fund, Variable Series, Class B                     00.0%
EE                        Evergreen VA International Equity Fund, Class 2                        00.0%
FG                        Fidelity VIP Growth & Income Portfolio Service Class 2                 10.00%
FM                        Fidelity VIP Mid Cap Portfolio Service Class 2                         00.0%
FO                        Fidelity VIP Overseas Portfolio Service Class 2                        00.0%
RE                        FTVIPT Franklin Real Estate Fund - Class 2                             00.0%
SI                        FTVIPT Franklin Small Cap Value Securities Fund - Class 2              00.0%
MS                        FTVIPT Mutual Shares Securities Fund - Class 2                         00.0%
UE                        Goldman Sachs VIT CORESM U.S. Equity Fund                              00.0%
MC                        Goldman Sachs VIT Mid Cap Value Fund                                   00.0%
FS                        INVESCO VIF - Financial Services Fund                                  10.00%
TC                        INVESCO VIF - Technology Fund                                          00.0%
IP                        Lazard Retirement International Equity Portfolio                       00.0%
MG                        MFS(R) Investors Growth Stock Series - Service Class                   00.0%
MD                        MFS(R) New Discovery Series - Service Class                            00.0%
TR                        MFS(R) Total Return Series - Service Class                             00.0%
UT                        MFS(R) Utilities Series - Service Class                                00.0%
OG                        Oppenheimer Global Securities Fund/VA, Service Shares                  00.0%
SS                        Oppenheimer Main Street Small Cap Fund/VA, Service Shares              00.0%
BB                        Oppenheimer Strategic Bond Fund/VA, Service Shares                     00.0%
HS                        Putnum VT Health Sciences Fund - Class IB Shares                       00.0%
PI                        Putnam VT International Equity Fund - Class IB Shares                  00.0%
VS                        Putnam VT Vista Fund - Class IB Shares                                 00.0%
SO                        Strong Opportunity Fund II - Advisor Class                             00.0%
VC                        Van Kampen Life Investment Trust Comstock Portfolio Class II
                          Shares                                                                 00.0%
IT                        Wanger International Small Cap                                         00.0%
SP                        Wanger U.S. Smaller Companies                                          00.0%

Fixed Account
-------------
FIX                       IDS Life of New York Fixed Account                                    20.00%
DCA                       IDS Life of New York Special DCA Account                               00.0%

Fixed Account Minimum Interest Rate:    1.5% annual effective rate

Fixed Account Transfer Percentage:      30% (See Transfers of Contract Values
                                              provision for limits on fixed
                                              account transfers.)

      As of the date this contract was issued, any purchase payments and purchase payment credits allocated to the fixed account will earn interest, for the first year, at the annual effective rate of 2.45%. New rates may be declared from time to time.

      As of the date this contract was issued, any purchase payments and purchase payment credits allocated to the Special DCA fixed account will earn interest at the annual effective rate of 2.45%. New rates may be declared from time to time.


                                     Page 2B

Fees and Charges:
-----------------

Contract Administrative Charge:

      Initial Annual Charge                                     $30

            We reserve the right to adjust this charge after the first contract anniversary, but the charge will never exceed $50.

      Initial Annual Charge if contract value, or
      purchase payments less purchase payments
      surrendered, equals or exceeds $50,000                    $0

            We reserve the right to charge up to $20 after the first contract anniversary. See Contract Administrative Charge provision.

Mortality and Expense Risk Charge:    .95% prints for non-qualified contracts
                                      .75% prints for tax qualified contracts
                                      .55% prints for initial purchase payments
                                           over $1,000,000 and employees

Return of Purchase Payment Death Benefit Rider             Effective 5-15-2004

      Initial Annual Charge*                                      .20%

Maximum Five-Year Anniversary Value Death Benefit Rider    Effective 5-15-2004

      Initial Annual Charge*                                      .10%

Maximum Anniversary Value Death Benefit Rider              Effective 5-15-2004

      Initial Annual Charge*                                      .25%

      *We reserve the right to adjust rider charges after the tenth rider anniversary by a maximum of .10% for any rider.

Schedule of Surrender Charges
-----------------------------

Surrender Charge Period for Each Purchase Payment:         7 YEARS/10 YEARS

Number of Completed                              Surrender Charge
Years from Date of Each                          Percentage Applied to Each
Purchase Payment                                 Purchase Payment
----------------                                 ----------------
      0                                                  7%
      1                                                  7%
      2                                                  7%
      3                                                  6%
      4                                                  5%
      5                                                  4%
      6                                                  2%
      7                                                  0%
                                    OR
      0                                                  8%
      1                                                  8%
      2                                                  8%
      3                                                  7%
      4                                                  7%
      5                                                  6%
      6                                                  5%
      7                                                  4%
      8                                                  3%
      9                                                  2%
      10                                                 0%


                                     Page 2C

                                   DEFINITIONS

The following words are often used in this contract. When we use these words, this is what we mean:

ACCUMULATION UNIT

An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to settlement.

ANNUITANT

The person or persons on whose life monthly annuity payments depend. The annuitant may be changed as provided in this contract.

ANNUITY UNIT

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the settlement date.

CODE

The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTRACT ANNIVERSARY

The same day and month as the contract date each year that the contract remains in force.

CONTRACT DATE

The date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

CONTRACT VALUE

The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the Variable Account Contract Value (which varies with the investment performance of the elected subaccounts) for this contract.

FIXED ACCOUNT

The fixed account is made up of all our assets other than those in any separate account.

FIXED ANNUITY

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

NONQUALIFIED CONTRACT

A contract used primarily for retirement purposes that is not intended to qualify under 401(a), 403 or 408 of the Code.

SETTLEMENT

The application of the contract value of this contract to an Annuity Payment Plan to provide annuity payments.

SETTLEMENT DATE

The date shown under Contract Data on which annuity payments are scheduled to begin. This date may be changed as provided in this contract. You will be notified prior to the settlement date in order to select an appropriate annuity payment plan.

SPECIAL DCA FIXED ACCOUNT

The Special DCA fixed account is an option periodically available within the fixed account whereby new purchase payments allocated will earn a specified rate of interest if they are transferred monthly to the variable subaccounts within specified time periods we declare.

SUCCESSOR ANNUITANT

The person who becomes the annuitant when the current annuitant dies prior to settlement.

VALUATION DATE

A valuation date is each day the New York Stock Exchange is open for trading.

VALUATION PERIOD

A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amounts; and (2) vary in amount with the investment experience of one or more of the variable subaccounts.

VARIABLE SUBACCOUNTS

The portfolios of the Variable Account. The subaccounts available on the contract date are named under Contract Data.

WE, OUR, US

IDS Life Insurance Company of New York


31053A                                 Page 3                          (09/2003)

WRITTEN REQUEST

A request in writing signed by you and delivered to us at our corporate office.

YOU, YOUR

The owner of this contract. If this is a nonqualified contract or an investment in a Qualified Plan under section 401(a) of the Code, the owner may be someone other than the annuitant. The owner may be changed as provided in this contract.


31053A                                 Page 4                          (09/2003)

                               GENERAL PROVISIONS

ENTIRE CONTRACT

This contract form and any endorsements or riders attached to it are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

MODIFICATION OF THE CONTRACT

This contract may be modified at any time by written agreement between you and us. The modification must be signed by one of our corporate officers (President, Vice President, Secretary or Assistant Secretary).

INCONTESTABLE

This contract is incontestable from its date of issue.

BENEFITS BASED ON INCORRECT DATA

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will promptly be paid in a single sum with an interest credit of 6% per annum. Any overpayments made by us will be subtracted from the future payments together with an interest charge of 6% per annum.

STATE LAWS

This contract is governed by the laws of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

FEDERAL LAWS

This contract is intended to qualify as an annuity contract under Section 72 of the Internal Revenue Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. We will send you a copy of any such amendments.

REPORTS TO OWNER

At least once a year we will send you a statement showing the contract value, the cash surrender value and death benefit of this contract as of a date not more than two months prior to the statement. This statement will be based on any laws or regulations that apply to contracts of this type. It will be mailed to your last known post office address.

EVIDENCE OF SURVIVAL

Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payment.

PROTECTION OF PROCEEDS

Payments under this contract are not assignable by any beneficiary prior to the time they are due.

PAYMENTS BY US

All sums payable by us are payable from our corporate office. Any payment or surrender from a variable annuity is based on the variable contract value.

VOTING RIGHTS

So long as federal law requires, we will give certain voting rights to contract owners. As contract owner, if you have voting rights we will send a notice to you telling you the time and place of the shareholder meeting. The notice will also explain matters to be voted upon and how many votes you have.


31053A                                 Page 5                          (09/2003)

                      OWNERSHIP, ANNUITANT AND BENEFICIARY

OWNER'S RIGHTS

Unless otherwise stated in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

CHANGE OF OWNERSHIP

You can change the ownership of this contract by written request on a form approved by us. The change must be made while the annuitant is living. Once we receive the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before receipt.

NAMING A BENEFICIARY

Unless designated otherwise, beneficiaries are those you name, in a form satisfactory to us, to receive benefits of this contract if you die while this contract is in force. We must receive the form in our corporate office prior to the date of death.

For joint spousal ownership with right of survivorship, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse to use the spousal continuation at death option described in the "Payments to Beneficiary" section of the contract. (The deemed surviving spouse sole beneficiary designation may only be overridden if specifically requested in writing and signed by both joint spousal owners.)

If the annuity is jointly owned by non-spousal owners, then the annuity balance will be paid to the beneficiary at the death of the first joint owner.

If the owner is other than a natural person (e.g., a trust or corporation), and
-------------------------------------------
the annuitant dies before settlement, death benefits are payable to the beneficiary.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving you, in accordance with your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If no beneficiary survives, we will pay the benefits as follows:

      - if the owner is other than a natural person, we will pay the owner, otherwise;

      -     to your spouse, if living;

      -     if no spouse is living, to your lawful children per stirpes;

      - if you have no spouse or direct descendents, to your parents equally or the survivor; if living, otherwise to your estate.

The owner may change the beneficiary as provided below.

CHANGE OF BENEFICIARY

If the annuitant is still living, you may change the beneficiary anytime by satisfactory written request to us. Once we receive the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the receipt.

BENEFICIARY'S RIGHTS

If the death benefit under this contract becomes payable to a beneficiary (payee) under an Annuity Payment Plan, that payee shall have the right to name a beneficiary. Any such request from the payee must be made on a form satisfactory to us.

CHANGE OF ANNUITANT OR SUCCESSOR ANNUITANT

If this is a nonqualified contract, you may change the annuitant or successor annuitant if the request is made before annuity payments begin and while the existing annuitant is living. Once we receive a satisfactory written request and we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the receipt.

In the case of joint spousal ownership, one owner must be named as successor annuitant.

If the annuitant and the owner are not the same person and the annuitant dies
-----------------------------------------------------------------------------
before the contract is settled, the owner becomes the annuitant unless a successor annuitant has been previously selected.

ASSIGNMENT

If this is a nonqualified contract, you can assign this contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any new assignment must be submitted to us at our corporate office. Any assignment is subject to any action taken or payment made by us before the assignment was received at our corporate office. We are not responsible for the validity or effect, tax or otherwise, of any assignment.


31053A                                 Page 6                          (09/2003)

                             PAYMENTS TO BENEFICIARY

DEATH BENEFIT BEFORE THE SETTLEMENT DATE

If you die before the settlement date while this contract is in force, and if you are age 75 or younger on the Contract Date, we will pay the beneficiary the greater of:

1. the contract value, less any purchase payment credits subject to reversal as indicated in the Purchase Payment section of the contract, as of the date we receive due proof of death; or

2.    the total purchase payments minus any "adjusted partial surrenders."

An "adjusted partial surrender" is calculated for each partial surrender as the product of (a) times (b) where:

      (a) is the ratio of the amount of the partial surrender to the contract value on the date of (but prior to) the partial surrender; and

      (b) is the death benefit on the date of (but prior to) the partial surrender.

If you are age 76 or older on the Contract Date, we will pay the beneficiary the contract value, less any purchase payment credits subject to reversal as indicated in the Purchase Payment section of the contract, as of the date we receive due proof of death.

The death benefit will be payable in a lump sum on the valuation date we receive due proof of death of the owner. Due proof of death includes all documents needed to complete the beneficiary's claim. The beneficiary may elect to receive payment anytime within 5 years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.    payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

We will determine the contract value on which we base amounts payable or applied under this section at the next accumulation unit value calculated after we receive due proof of death at our corporate office.

PRE-ELECTION OF AN ANNUITY PAYMENT PLAN

If this is a nonqualified contract, you may elect how the death benefit described herein is to be paid under the contract in the event of death before the settlement date. Any such election must be made on a form satisfactory to us. We must receive the form in our corporate office prior to the date of death. In this event the death benefit shall be payable as so elected by you, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract.

SPOUSE OPTION TO CONTINUE CONTRACT UPON OWNER'S DEATH

If the owner's death occurs prior to the settlement date, a spouse who is designated as sole primary beneficiary, or as a joint tenant with right of survivorship, may elect in writing to forego receipt of the death benefit and instead continue this contract as owner, including any associated riders in force, subject to rider continuation rules in effect. If the owner was also the annuitant, then the spouse becomes the annuitant as well. The election by the spouse must be made within 60 days after we receive due proof of death.

DEATH BENEFITS AFTER SETTLEMENT

The death of the annuitant triggers a death benefit after the settlement date. The amount payable, if any, will depend on the annuity payment plan then in effect.

If the owner is the annuitant and dies after the settlement date, payments cease
--------------------------------------
for life-contingency only plans. Payments continue to beneficiaries for the remainder of any guarantee period or for the lifetime of a surviving joint annuitant, if any.

If the annuitant is other than the owner and the annuitant dies after the
---------------------------------------------------------------
settlement date, payments cease for life-contingency only plans. Payments continue to the owner for the remainder of any guarantee period or for the lifetime of a surviving joint annuitant, if any.

If the annuitant is other than the owner and the owner dies after the settlement
-----------------------------------------------------------
date, payments continue to the beneficiary according to the payment plan in effect.


31053A                                 Page 7                          (09/2003)

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our corporate office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

AMOUNT AND INTERVALS

Purchase payments may be paid in a single sum or in installments until the earlier of: (1) the date this contract terminates by surrender or otherwise; or
(2) the date on which the annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of your purchase payments; or (3) change the interval of your purchase payments.

PAYMENT LIMITS PROVISION

Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data.

Minimum Purchase Payments - If you intend to make installment purchase payments such payments, on an annualized basis, must be at least equal to $600. Additional payments must be at least $50.

We reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 36 months; and (2) the contract value is less than $2000. In this event we will give you 30 days written notice of our intent to cancel this contract. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

ALLOCATION OF PURCHASE PAYMENTS

You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%. Your allocation instructions as of the contract date are shown under Contract Data. By written request, or by other method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our corporate office.

We reserve the right to limit purchase payment allocations to the fixed account during any time period that our credited rate of interest for new purchase payments is equal to the fixed account minimum interest rate shown under Contract Data.

PURCHASE PAYMENT CREDITS

If shown under Contract Data, we add a percentage of each purchase payment as an additional credit to your contract.

Each credit is allocated to your contract value when the applicable purchase payment is applied to your contract value. Such credits are allocated to your contract value according to allocation instructions in effect for your purchase payments.

Credits shall be reversed from the contract value for any purchase payment that is not honored.

The unamortized portion of the credits applied within 12 months preceding the date of death that results in a lump sum death benefit under this contract shall be reversed from the contract value.

The amount returned to you under the Right to Examine Contract (Free-look) provision shall not include any credits applied to your contract.


31053A                                 Page 8                          (09/2003)

                                 CONTRACT VALUE

CONTRACT VALUE

The contract value at any time is the sum of: (1) the Fixed Account Contract Value; and (2) the Variable Account Contract Value.

If: (1) part or all of the contract value is surrendered; or (2) charges described herein are made against the contract value; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. Such charges may be deducted from any Special DCA account but only if insufficient amounts are available from your fixed account and variable subaccounts. For surrenders, deductions will be made from the fixed account or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account, but not any Special DCA account, will be deducted in the same proportion that your interest in each bears to the total contract value less any Special DCA account.

VARIABLE ACCOUNT CONTRACT VALUE

Your variable account contract value at any time will be the sum of the value of the units in any variable subaccount resulting from: (1) purchase payments and any purchase payment credits allocated to a subaccount; plus (2) any amounts transferred to a subaccount from another subaccount or from the fixed account; less (3) any amounts transferred from a subaccount to another subaccount or to the fixed account; less (4) any amounts deducted from a subaccount for charges, surrenders or transfers.

FIXED ACCOUNT CONTRACT VALUE

Your fixed account contract value at any time will be: (1) the sum of all purchase payments and any purchase payment credits allocated to the fixed account, plus interest credited; plus (2) any amounts transferred to the fixed account from any variable subaccount, plus interest credited; less (3) any amounts transferred from the fixed account to any variable subaccount; less (4) any amounts deducted for charges or surrenders.

INTEREST TO BE CREDITED

We will credit interest to the fixed account contract value. Interest will begin to accrue at our current crediting rate on the date the purchase payments which are received in our corporate office become available to us for use. After the first year, interest will accrue on the fixed account value at rates determined by us and at our discretion. These rates will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses. The Fixed Account Minimum Interest Rate is shown under Contract Data.

CONTRACT ADMINISTRATIVE CHARGE

We charge a fee for establishing and maintaining our records for this contract. The charge is shown under Contract Data and is deducted from the contract value at the end of each contract year or, if earlier, when the contract is fully surrendered.

Any deduction from the fixed account contract value will be limited to: (1) the amount of interest credited in excess of the Fixed Account Minimum Interest Rate shown under Contract Data; plus (2) any amounts allocated or transferred to the fixed account in that year. In no instance will the charge from the fixed account exceed $30 in any contract year.

The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion your interest in each bears to the total contract value less any Special DCA fixed account. Such charges will only be deducted from any Special DCA account if insufficient amounts are available from your fixed account and variable subaccounts.

We reserve the right to adjust this charge after the first contract anniversary but the charge will never exceed the amount shown under Contract Data. We waive or reduce this charge if your contract value, or your total purchase payments, less any purchase payments surrendered, equals or exceeds the amount shown under Contract Data.

If you make a full surrender of this contract, we deduct the full contract administrative charge at the time of the full surrender regardless of purchase payments made or contract value.

The charge does not apply after settlement of this contract under an annuity payment plan.


31053A                                 Page 9                          (09/2003)

PREMIUM TAX CHARGES

We reserve the right to deduct an amount from the value of this contract at the time that any applicable premium taxes assessed against the Company or otherwise not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

TRANSFERS OF CONTRACT VALUES

While this contract is in force prior to the settlement date, transfer of contract values may be made as outlined below:

1. You may transfer all or part of the values held in one or more variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account (other than any Special DCA fixed account).

2. On or within the 30 days after a contract anniversary you may transfer an amount from the fixed account (other than any Special DCA fixed account) to one or more of the variable subaccounts. This amount shall not exceed
      a) the percentage of your fixed account contract value (as of the beginning of the contract year) shown under Contract Data; or b) the amount transferred out of the Fixed Account in the previous contract year excluding any automated transfer amounts. Only one such transfer is allowed during this period each year. If such a transfer is made, no transfers from a variable subaccount to the fixed account may be made for six months after such a transfer. We reserve the right to limit transfers to the fixed account during any time period that our credited rate of interest for new purchase payments is equal to the fixed account minimum interest rate shown under Contract Data.

You may make a transfer by written request. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. The minimum automated transfer is $50.

In order to prevent use of the transfer right to the disadvantage of other contract owners, the right to transfer contract values among the subaccounts and fixed account is limited. Transferring into a subaccount and then transferring out of the same subaccount within a five business day period (or vice versa) is potentially disruptive transfer activity, and, therefore, we prohibit this type of transfer.

DOLLAR COST AVERAGING (DCA)

You may authorize the automatic transfer of specified amounts from the regular fixed account or any of the variable subaccounts to any other variable subaccounts other than the source account.

The unit values credited and applied to your contract are determined on each date of transfer. You may terminate the DCA program at any time.

SPECIAL DCA PROGRAM: You may elect to participate in any Special DCA Program we may periodically offer by written request on a form approved by us. Under the program you may allocate new purchase payments and any related purchase payment credits to the Special DCA fixed account and authorize the automatic transfer of amounts on a monthly basis from the Special DCA fixed account to any of the variable subaccount(s). The minimum purchase payment into the Special DCA fixed account is shown under Contract Data. All amounts allocated to the Special DCA fixed account will be transferred out within the specified Special DCA fixed account time period you elect from the time periods we make available.

We credit interest to each Special DCA fixed account at rates that generally are higher than those we credit to the regular fixed account. We may change the interest rate for any Special DCA account from time to time at our discretion.

You may terminate the Special DCA Program at any time. However, upon termination or annuitization, any amounts remaining in the Special DCA fixed account will be transferred to the regular fixed account.


31053A                                 Page 10                         (09/2003)

                           FIXED AND VARIABLE ACCOUNTS

THE FIXED ACCOUNT

The fixed account is our general account. It is made up of all of our assets other than:

1.    those in the variable subaccounts; and

2.    those in any other segregated asset account.

THE VARIABLE ACCOUNT

The variable account is a separate investment account of ours. It consists of several subaccounts, which are named under Contract Data. We have allocated a part of our assets for this contract to the variable accounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

INVESTMENTS OF THE VARIABLE ACCOUNT

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. We have the right to substitute funds for those shown under Contract Data, including funds other than those shown under Contract Data. We may also: add additional subaccounts investing in other funds; combine subaccounts; transfer assets to and from the subaccounts or the variable account; and eliminate or close any subaccounts.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this contract is delivered.

VALUATION OF ASSETS

Fund shares in the variable subaccounts will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any purchase payment credits allocated to the subaccount; and

2.    transfers to the subaccount;

and subtracting the number of accumulation units from:

1.    transfers from the subaccount; and

2.    surrenders (including surrender charges) from the subaccount; and

3. contract administrative charge or any rider charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

(1)   is the amount allocated to or deducted from the subaccount; and

(2) is the accumulation unit value for the subaccount for the respective valuation period during which we receive the purchase payment or transfer value, or during which we deducted transfers, surrenders, surrender charges, rider charges or contract administrative charges.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

      The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.


31053A                                 Page 11                         (09/2003)

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any one valuation period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

(1)   is the sum of:

      a) the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

      b) the per share amount of any dividend or capital gain distributions made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

(2) is the net asset value per share of fund held in the variable subaccount, determined at the end of the last prior valuation period.

(3)   is a factor representing the mortality and expense risk charge.

MORTALITY AND EXPENSE RISK CHARGE

In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts which is equal, on an annual basis, to a percentage of the daily net asset value. The percentage charge is shown under Contract Data. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first funds were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable subaccount for the last prior valuation periods is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor, which on an annualized basis is equal to .952381. This is done to neutralize the assumed investment rate which is built into Table A under the Tables of Settlement Rates section.


31053A                                 Page 12                         (09/2003)

                              SURRENDER PROVISIONS

SURRENDER

By written request and subject to the rules below you may:

1.    surrender this contract for the total surrender value; or

2.    partially surrender this contract for a part of the surrender value.

RULES FOR SURRENDER

All surrenders will have the following conditions;

1. You must apply by written request or other method agreed to by us: (a) while this contract is in force; and (b) prior to the earlier of the settlement date or the death of the owner.

2. Unless we agree otherwise, you must surrender an amount equal to at least $250 or the entire contract value, if less.

3. The amount surrendered, less any charges, will normally be paid to you within seven days of our receipt of your written surrender request and the return of this contract, if required. For surrenders from the fixed account, we have the right to defer payment to you for up to 6 months from the date we receive the request. If we defer payment more than 10 days, we will pay annual interest at a rate required by law on the amount deferred.

4. For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account, but not any Special DCA fixed account, in the same proportion as your interest in each bears to the contract value less any Special DCA fixed account.

5. If the owner dies following a surrender request and after the payment is issued, payment will be made to the owner's estate.

6. If the owner dies following a surrender request and before the payment is issued, payment will be made to the beneficiary as provided under the Payments to Beneficiary section of the contract.

Upon surrender for the full surrender value this contract will terminate. We may require that you return the contract to us before we pay the full surrender value.

SURRENDER VALUE

The surrender value at any time will be:

1.    the contract value;

2.    minus the contract administrative charge;

3.    minus any surrender charge.

SURRENDER CHARGE

If you surrender all or a part of your contract, you may be subject to a surrender charge. A surrender charge applies if all or part of the surrender amount is from purchase payments we received within the surrender charge period shown under Contract Data. (See Waiver of Surrender Charges provision for exceptions.) The surrender charge percentages are shown under Contract Data.

      For full surrenders, we determine your surrender charge by multiplying
      -------------------
      each of your purchase payments not previously surrendered and not subject to a waiver of surrender charge by the applicable surrender charge percentage, and then adding the total surrender charges.

      For partial surrenders, the surrender charge is prorated based on the
      ----------------------
      percentage of your contract value being surrendered. For example, if you surrender half of your contract value, approximately half of the surrender charge applicable for a full surrender would be charged. (However, any waivers of surrender charge will not be prorated, so the surrender charge in the above example would be reduced further to account for applicable waivers.)


31053A                                 Page 13                         (09/2003)

      For partial surrenders, we determine the amount that represents purchase payments which could be subject to a surrender charge by the following formula:

      PS - FA   X   (PP - PE)
      -------
      CV - FA

      PS = Amount of partial surrender

      FA = Free amount (amounts that are subject to a waiver of surrender charge)

      CV = Contract value prior to the surrender

      PP = Purchase payments not previously surrendered

      PE = Amounts surrendered totaling up to 10% of the prior contract anniversary value to the extent it is larger than amounts surrendered that represent contract earnings (See item 1 under Waiver of Surrender Charges.)

      After calculating the amount of purchase payments that might be subject to a surrender charge, we use the Surrender Order described below to determine the surrender charge.

      For a partial surrender that is subject to a surrender charge, the amount we actually surrender from your contract value will be the amount you request plus any applicable surrender charge as of the date of surrender. The surrender charge is applied to this total amount. We pay you the amount you requested.

The surrender charge applies regardless of the contract value at time of surrender. Therefore, the purchase payment amount applied to the surrender charge percentage may be greater or less than the contract value.

SURRENDER ORDER

For purposes of determining any surrender charge, we treat amounts surrendered from your contract value in the following order so that the amount actually surrendered, less any surrender charge that applies, equals your requested surrender amount.

1. First, surrenders are from contract earnings. Contract earnings are defined as the contract value less purchase payments not previously surrendered. (No surrender charge.)

2. Next, in each contract year, amounts totaling up to 10% of your prior contract anniversary contract value, but only to the extent not included and surrendered in Number 1. above. Your initial purchase payment is considered the prior contract anniversary contract value during the first contract year. (No surrender charge.)

3. Next, surrenders are from purchase payments received prior to the surrender charge period shown in the schedule under Contract Data. (No surrender charge.)

4. Next, surrenders are from purchase payments received that are still within the surrender charge period shown in the schedule under Contract Data. We surrender these payments on a first-in, first-out basis to minimize the surrender charge that applies to these payments.

WAIVER OF SURRENDER CHARGES

Surrender charges are waived for all of the following:

1. Amounts surrendered totaling up to 10% of the contract value as of the beginning of that contract year, or, if larger, amounts surrendered that represent contract earnings; and

2.    Death Benefit payments made in the event of the death of the owner; and

3.    Contracts settled under an Annuity Payment Plan; and

4. For tax qualified contracts, amounts surrendered to meet applicable minimum distribution requirements under the Code to the extent they exceed amounts waived under item 1 of this provision; and NOTE: Amounts surrendered under this waiver provision are limited to required minimum distributions for this contract only and to one time per year unless we agree otherwise.

5. Exercise of the Waiver of Surrender Charges Upon Hospital or Nursing Home Confinement described below; and

6. Exercise of the Waiver of Surrender Charges Upon Terminal Illness Disability Diagnosis.


31053A                                 Page 14                         (09/2003)

WAIVER OF SURRENDER CHARGES UPON HOSPITAL OR NURSING HOME CONFINEMENT

If the owner is age 75 or younger on the contract date, surrender charges will be waived providing the following requirements are met:

1. We receive satisfactory written proof as described below that you are or your spouse is confined in a nursing home or hospital; and

2.    such confinement has lasted for 60 straight days; and

3.    such confinement began after the contract date of this contract; and

4. we receive your surrender request no later than 91 days after the release from the hospital or nursing home.

To qualify, the letter of proof must:

(a) be signed by your licensed physician or the hospital or nursing home administrator; and

(b)   be on appropriate medical letterhead; and

(c)   specify the confinement dates; and

(d) if hospital confinement, specify hospital name, address and that it is operated pursuant to state and federal law; or

(e) if nursing home confinement, specify nursing home name, address and that it meets the following definition of a nursing home.

To qualify, the nursing home must be a facility or distinctly separate part of a hospital or other institution(1) which is licensed by the appropriate licensing agency to engage primarily in providing nursing care and related services to inpatients; and:

(a) provide 24 hour a day nursing service under a planned program of policies and procedures which was developed with the advice of, and is periodically reviewed and executed by, a professional group of at least one Doctor and one Nurse; and

(b)   have a Doctor available to furnish medical care in case of emergency; and

(c) have at least one Nurse who is employed there full time (or at least 24 hours per week if the facility has less than 10 beds); and

(d)   have a Nurse on duty or on call at all times; and

(e)   maintain clinical records for all patients; and

(f) have appropriate methods and procedures for handling and administering drugs and biologicals.

(1) If an institution or facility has multiple licenses or purposes, a portion, ward, wing or unit thereof will qualify as a Nursing Home only if it meets all of the above criteria, is authorized by license to provide nursing care to inpatients, and is engaged principally in providing such nursing care in accordance with that license.

WAIVER OF SURRENDER CHARGES UPON TERMINAL ILLNESS DISABILITY DIAGNOSIS

If the owner is age 75 or younger on the contract date, surrender charges will be waived providing the following requirements are met:

1. We receive satisfactory written proof as described below that you are or your spouse is diagnosed as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the diagnosis; and

2.    such diagnosis occurred after the contract date of this contract; and

3. a physician who is legally qualified and licensed to practice medicine in his/her state of residence and is operating within the scope of that license rendered such diagnosis.

You must provide us with a letter of proof when you request the surrender. Your surrender request may be sent to us any time after the terminal illness diagnosis and before the death. (At death, the contract value becomes payable to the beneficiary.)

To qualify, the letter of proof must:

(a) be signed by your physician who is legally qualified and licensed to practice medicine in his/her state of residence and is operating within the scope of that license; and

(b)   be on appropriate medical letterhead; and

(c) specify the terminal illness, the expected date of death and the date the terminal illness was initially diagnosed.


31053A                                 Page 15                         (09/2003)

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.    when the New York Stock Exchange is closed; or

2.    when trading on the New York Stock Exchange is restricted; or

3. when an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; or

5. if and to the extent permitted or required under the Federal Investment Company Act of 1940, as amended, and any other applicable federal or state law.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.


31053A                                 Page 16                         (09/2003)

                               ANNUITY PROVISIONS

SETTLEMENT

When settlement occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the settlement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract, which provides for the annuity payments.

CHANGE OF SETTLEMENT DATE

You may change the settlement date shown for this contract. Tell us the new date by written request. The settlement date may not be earlier than 13 months from the contract date. However the settlement date may not be later than the later of: (1) the annuitant's 85th birthday; or (2) the tenth contract anniversary; or
(3) such other date as agreed upon by us. Also, if you select a new date, it must be at least 30 days after we receive your written request at our corporate office.

ANNUITY PAYMENT PLANS

Subject to the terms of this contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

      PLAN A - LIFE INCOME NON-REFUND.

      Monthly annuity payments will be paid during the lifetime of the annuitant. No payments will be made after the annuitant dies.

      PLAN B - LIFE INCOME WITH GUARANTEED PERIOD.

      Monthly annuity payments will be paid during the lifetime of the annuitant with a guarantee that payments will be made for a period of at least five, ten or fifteen years whether or not the annuitant is living. You must select the guaranteed period.

      PLAN C - LIFE INCOME WITH INSTALLMENT REFUND.

      Monthly annuity payments will be paid during the lifetime of the annuitant with a guarantee that payments will be made for a certain number of months whether or not the annuitant is living. The number of months is determined by dividing the contract value applied under this plan by the amount of the monthly payment.

      PLAN D - JOINT AND SURVIVOR LIFE INCOME.

      Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies, we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

      PLAN E - TERM CERTAIN INSTALLMENT.

      Monthly annuity payments will be paid for a specified period of years. The period of years may be no less than 10 nor more than 30.

By written request to us at least 30 days before the settlement date, you may select the plan or change to another plan. If at least 30 days before the settlement date we have not received at our corporate office your written request to select a plan, we will make fixed dollar annuity payments according to Plan B with payments guaranteed for ten years.

If the Plan selected has a payment amount that is the same as another Plan having a longer guarantee period, then the Plan with the longer guarantee period will be deemed to have been chosen.

If the amount applied to a Plan is less than $2,000 or would not provide an initial monthly payment of at least $20, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the contract value.

ALLOCATION OF CONTRACT VALUES AT SETTLEMENT

At the time of settlement under an Annuity Payment Plan you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during settlement.


31053A                                 Page 17                         (09/2003)

FIXED ANNUITY

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At settlement, the fixed account contract value will be applied to the applicable Settlement Table. This will be done in accordance with the Payment Plan chosen. The amount payable for each $1,000 so applied is shown in Table B under the Tables of Settlement Rates section.

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount: and (2) vary in amount with the investment experience of the variable subaccounts.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT

At settlement, the variable account contract value will be applied to the applicable Settlement Table. This will be done: (1) on the valuation date on or next preceding the 7th calendar day before the settlement date; and (2) in accordance with the Payment Plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Settlement Rates section.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable annuity payments after the first vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the 7th calendar day before the settlement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the 7th calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variation in expenses or mortality experience.

EXCHANGE OF ANNUITY UNITS

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start, no exchanges may be made to or from any fixed annuity.


31053A                                 Page 18                         (09/2003)

                           TABLES OF SETTLEMENT RATES

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect at settlement. Such rates are guaranteed to be not less than those shown in Table
B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and age of the annuitant at settlement. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at settlement.

                     TABLE A - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------
                           PLAN A                            PLAN B                             PLAN C           PLAN D
------------------------------------------------------------------------------------------------------------------------------
    Age                                                     Life Income                      Life Income    Joint & Survivor
    at      Beginning   Life Income        Five Years     with Ten Years    Fifteen Years    Installment       Non-Refund
  Annuit-      In        Non-Refund         Certain          Certain           Certain          Refund        Male & Female
  ization     Year     Male    Female    Male   Female   Male    Female    Male    Female   Male   Female       Same Age
------------------------------------------------------------------------------------------------------------------------------
  Age 65      2005     6.51     5.87     6.46    5.85    6.31     5.78     6.07     5.67    6.14    5.68          5.35
              2010     6.42     5.80     6.37    5.78    6.23     5.72     6.01     5.62    6.07    5.63          5.31
              2015     6.33     5.73     6.29    5.71    6.16     5.66     5.96     5.57    6.01    5.57          5.26
              2020     6.25     5.67     6.21    5.65    6.09     5.61     5.91     5.53    5.95    5.52          5.22
              2025     6.17     5.61     6.13    5.60    6.02     5.55     5.85     5.48    5.89    5.48          5.18
              2030     6.09     5.56     6.06    5.54    5.96     5.51     5.80     5.44    5.83    5.43          5.15
------------------------------------------------------------------------------------------------------------------------------

  Age 70      2005     7.43     6.56     7.32    6.52    6.99     6.38     6.55     6.16    6.81    6.24          5.86
              2010     7.30     6.47     7.20    6.42    6.90     6.30     6.49     6.10    6.71    6.16          5.80
              2015     7.18     6.37     7.08    6.34    6.81     6.22     6.44     6.04    6.63    6.09          5.73
              2020     7.06     6.28     6.97    6.25    6.73     6.15     6.38     5.98    6.55    6.03          5.67
              2025     6.95     6.20     6.87    6.17    6.65     6.08     6.32     5.93    6.47    5.97          5.62
              2030     6.85     6.13     6.78    6.10    6.57     6.02     6.27     5.88    6.39    5.91          5.57
------------------------------------------------------------------------------------------------------------------------------

  Age 75      2005     8.71     7.61     8.45    7.49    7.81     7.17     7.03     6.71    7.67    7.01          6.61
              2010     8.53     7.46     8.29    7.36    7.70     7.07     6.98     6.65    7.55    6.91          6.51
              2015     8.35     7.33     8.14    7.24    7.60     6.98     6.92     6.59    7.44    6.81          6.42
              2020     8.19     7.20     7.99    7.12    7.50     6.88     6.87     6.53    7.33    6.72          6.33
              2025     8.03     7.08     7.86    7.01    7.40     6.80     6.82     6.47    7.23    6.64          6.25
              2030     7.89     6.97     7.73    6.91    7.31     6.71     6.76     6.41    7.13    6.56          6.18
------------------------------------------------------------------------------------------------------------------------------

  Age 85      2005    13.09    11.51    11.76    10.74   9.48     9.11     7.69     7.61    10.34   9.54          9.35
              2010    12.72    11.18    11.53    10.50   9.40     9.01     7.67     7.58    10.15   9.36          9.13
              2015    12.38    10.88    11.30    10.28   9.32     8.92     7.66     7.56    9.96    9.19          8.93
              2020    12.05    10.60    11.09    10.06   9.24     8.82     7.64     7.54    9.79    9.03          8.75
              2025    11.75    10.34    10.88    9.86    9.16     8.73     7.63     7.51    9.63    8.88          8.58
              2030    11.47    10.10    10.68    9.68    9.08     8.63     7.61     7.49    9.48    8.74          8.43
------------------------------------------------------------------------------------------------------------------------------

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 5% assumed investment return. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

                      PLAN E - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000 APPLIED
----------------------------------------------------------------------------------------------------------------------
   YEARS PAYABLE       MONTHLY PAYMENT     YEARS PAYABLE      MONTHLY PAYMENT     YEARS PAYABLE      MONTHLY PAYMENT
----------------------------------------------------------------------------------------------------------------------
         10                10.51                 17                7.20                 24                5.88
         11                 9.77                 18                6.94                 25                5.76
         12                 9.16                 19                6.71                 26                5.65
         13                 8.64                 20                6.51                 27                5.54
         14                 8.20                 21                6.33                 28                5.45
         15                 7.82                 22                6.17                 29                5.36
         16                 7.49                 23                6.02                 30                5.28
----------------------------------------------------------------------------------------------------------------------


31053A                                 Page 19                         (09/2003)

Fixed Dollar annuity payments will not be less than those shown in Table B. In addition, the amount of payments under any annuity payment plan will not be less than that which would be provided if a single premium immediate annuity contract then offered by us to annuitants in the same class and were to be purchased with the greater of:

(1)   surrender value of the contract; or

(2)   95% of the contract value of this contract.

                   TABLE B- DOLLAR AMOUNTS OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT PER $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------
                           PLAN A                            PLAN B                             PLAN C           PLAN D
------------------------------------------------------------------------------------------------------------------------------
    Age                                                    Life Income                      Life Income     Joint & Survivor
    at      Beginning    Life Income      Five Years     with Ten Years    Fifteen Years    Installment        Non-Refund
  Annuit-      In        Non-Refund         Certain          Certain          Certain          Refund        Male & Female
  ization     Year     Male    Female    Male   Female   Male    Female    Male    Female   Male   Female       Same Age
------------------------------------------------------------------------------------------------------------------------------
  Age 65      2005     4.75     4.14     4.72    4.13    4.62     4.09     4.43     4.01    4.19    3.83          3.68
              2010     4.66     4.07     4.63    4.06    4.54     4.03     4.37     3.96    4.13    3.78          3.63
              2015     4.57     4.01     4.55    4.00    4.46     3.97     4.31     3.90    4.08    3.74          3.59
              2020     4.49     3.95     4.47    3.94    4.39     3.91     4.25     3.85    4.02    3.70          3.54
              2025     4.41     3.89     4.39    3.88    4.33     3.86     4.20     3.81    3.97    3.66          3.50
              2030     4.34     3.84     4.32    3.83    4.26     3.81     4.15     3.76    3.93    3.62          3.47
------------------------------------------------------------------------------------------------------------------------------

  Age 70      2005     5.66     4.85     5.59    4.82    5.35     4.73     4.98     4.55    4.76    4.34          4.23
              2010     5.54     4.76     5.47    4.73    5.26     4.65     4.92     4.49    4.69    4.28          4.16
              2015     5.42     4.67     5.36    4.64    5.16     4.57     4.85     4.42    4.62    4.22          4.10
              2020     5.31     4.58     5.25    4.56    5.08     4.50     4.79     4.37    4.55    4.17          4.04
              2025     5.20     4.50     5.15    4.49    4.99     4.43     4.73     4.31    4.49    4.12          3.98
              2030     5.10     4.43     5.05    4.41    4.91     4.36     4.67     4.25    4.43    4.07          3.93
------------------------------------------------------------------------------------------------------------------------------

  Age 75      2005     6.92     5.89     6.74    5.81    6.23     5.57     5.53     5.17    5.50    5.01          5.01
              2010     6.74     5.75     6.58    5.68    6.11     5.47     5.47     5.10    5.41    4.93          4.91
              2015     6.58     5.62     6.43    5.56    6.01     5.37     5.41     5.04    5.32    4.86          4.82
              2020     6.42     5.50     6.29    5.45    5.90     5.27     5.35     4.97    5.24    4.79          4.73
              2025     6.27     5.39     6.15    5.34    5.80     5.18     5.29     4.91    5.16    4.72          4.65
              2030     6.13     5.28     6.02    5.24    5.71     5.10     5.23     4.85    5.08    4.66          4.58
------------------------------------------------------------------------------------------------------------------------------

  Age 85      2005     11.23    9.72     10.15   9.11    8.06     7.67     6.27     6.18    7.75    7.14          7.76
              2010     10.88    9.41     9.91    8.88    7.97     7.56     6.26     6.16    7.61    7.01          7.56
              2015     10.55    9.13     9.69    8.66    7.89     7.46     6.24     6.13    7.47    6.88          7.37
              2020     10.24    8.86     9.47    8.45    7.80     7.36     6.23     6.11    7.34    6.77          7.19
              2025     9.96     8.62     9.26    8.25    7.72     7.26     6.21     6.08    7.22    6.66          7.03
              2030     9.69     8.39     9.06    8.06    7.64     7.16     6.19     6.05    7.11    6.56          6.88
------------------------------------------------------------------------------------------------------------------------------

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at 2.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 2% annual effective interest rate.

                    PLAN E - DOLLAR AMOUNT OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT PER $1,000 APPLIED
----------------------------------------------------------------------------------------------------------------------
   YEARS PAYABLE       MONTHLY PAYMENT     YEARS PAYABLE      MONTHLY PAYMENT     YEARS PAYABLE      MONTHLY PAYMENT
----------------------------------------------------------------------------------------------------------------------
         10                 9.18                 17                5.77                 24                4.36
         11                 8.42                 18                5.50                 25                4.22
         12                 7.80                 19                5.26                 26                4.10
         13                 7.26                 20                5.04                 27                3.98
         14                 6.81                 21                4.85                 28                3.87
         15                 6.42                 22                4.67                 29                3.77
         16                 6.07                 23                4.51                 30                3.68
----------------------------------------------------------------------------------------------------------------------


31053A                                 Page 20                         (09/2003)

DEFERRED ANNUITY CONTRACT

-     FLEXIBLE PURCHASE PAYMENTS.
-     OPTIONAL FIXED DOLLAR OR VARIABLE ACCUMULATION VALUES AND ANNUITY
      PAYMENTS.
-     ANNUITY PAYMENTS TO BEGIN ON THE SETTLEMENT DATE.
-     THIS CONTRACT IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

IDS LIFE INSURANCE COMPANY
OF NEW YORK
20 Madison Ave. Ext.
P.O. Box 5144
Albany, New York 12205